Exhibit 10.1

SOUTHWEST IOWA RENEWABLE ENERGY
EQUITY INCENTIVE PLAN

1.	PURPOSE

Southwest Iowa Renewable Energy, LLC (the “Company”) hereby adopts the Southwest Iowa Renewable Energy Equity Incentive Plan (the “Plan”) for the purpose of attracting and retaining key personnel of the Company whose services are considered unusually valuable in the development and financial success of the Company.  The Plan is designed to allow Participants to share in the Company’s value through the issuance of phantom Equity Participation Units and/or Unit Appreciation Rights.

2.	DEFINITIONS

a.	409A means Section 409A of the Code, as amended from time to time, any Treasury Regulations issued thereunder, and guidance issued by the Internal Revenue Service with respect thereto.

b.	Account means the separate bookkeeping account(s) established with respect to each person who is a Participant in the Plan.

c.	Award means an Equity Participation Unit or Unit Appreciation Right.

d.
Award Agreement means an agreement that awards an Equity Participation Unit or Unit Appreciation Right to a Participant, specifying the name of the Participant, the grant date, the number of Units covered by the grant, the vesting schedule, exercise price (for Unit Appreciation Rights) or book value (for Equity Participation Units), and the terms governing the exercise and/or payout of Awards.

e.	Board means the board of directors of the Company or its successor.

f.
Cause means: (i) the Participant is convicted of or pleads guilty to a crime that directly involves the Company, Company employees or independent contractors, or Company property, (ii) the Participant commits a willful act that is materially detrimental to the Company, or (iii) the Participant fails to make a good faith effort to comply with a written, Company-related, lawful directive from the Board, after being given written notice of such failure and not curing the failure within a reasonable time, as determined by the Board, following such notice.

g.	Change in Control means the occurrence of any one of the following events:

i.
Change in ownership of the Company:  A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of equity of the Company that, together with the equity held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity of the Company, the acquisition of additional equity by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii)). An increase in the percentage of equity owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its equity in exchange for property will be treated as an acquisition of equity for purposes of this paragraph (i).

ii.
Change in effective control of the Company:  A change in the effective control of the Company occurs on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of equity of the Company possessing fifty (50%) percent or more of the total voting power of the equity of the Company.

iii.
Change in ownership of a substantial portion of the Company's assets:  A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no change in control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the unitholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (A) a unitholder of the Company (immediately before the asset transfer) in exchange for or with respect to its equity; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding equity of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (C).

For purposes of the foregoing, persons will not be considered to be acting as a group solely because they purchase or own equity of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of equity, or similar business transaction with the Company. If a person, including an entity, owns equity in both the Company and an entity (“other entity”) that enters into a merger, consolidation, purchase or acquisition of equity, or similar transaction, with the Company such unitholder is considered to be acting as a group with other unitholders only with respect to the ownership in the other entity before the transaction giving rise to the change and not with respect to the ownership interest in the Company.

Notwithstanding the foregoing, any action that results in ownership of equity in the Company by Bunge North America, Inc. and its Related Companies increasing to a level that is less than two-thirds of the total fair market value and total voting power of the Company’s equity shall not constitute a Change in Control.

h.	Code means the Internal Revenue Code of 1986, as amended.

i.	Committee means the Governance and Compensation Committee of the Board, or, in the absence of a Governance and Compensation Committee, the Board.

j.	Company means Southwest Iowa Renewable Energy, LLC.

k.
Competition means that any of the following occur during Participant’s employment by the Company or any subsidiary or affiliate of the Company or during the 12 month period following Participant’s Separation from Service:  the Participant, directly or indirectly, owns, has any interest in; or is, serves, or acts as an individual proprietor, partner, agent, stockholder, officer, employee, consultant, director, joint venturer, investor (other than an investor holding less than five percent (5%) of the stock of a public company), lender, or in any other capacity whatsoever of or with; or assists in any way, any of the following:  any person, corporation, partnership, firm, or business enterprise (other than the Company or a subsidiary or affiliate of the Company) that is involved in the industry of ethanol production within any of the lower forty-eight states within the United States of America.

l.
Confidential Information means documents, lists, financial statements, customer lists, supplier lists, contracts, price lists, agreements, correspondence, plans, records, documents, materials, business plans, business processes, intellectual property and designs which pertain to the business of the Company and its affiliates and any other information labeled by the Company or any of its affiliates as “confidential”, “proprietary”, or “trade secret.”

Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information which is in the public domain or which can be obtained through a third party not affiliated with the Company that has not obtained or disclosed the information improperly or illegally, and a Participant may disclose Confidential Information if he is legally compelled to do so by court order.

m.
Disability or Disabled means the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (2) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  In addition, a Participant will be deemed Disabled if determined to be disabled by the Social Security Administration.

n.
Equity Participation Unit means an award granted under this Plan pursuant to an Award Agreement that is designed to allow a Participant to receive, at the time an in the manner set forth in the Award Agreement, an amount equal to the book value of a Unit of the Company’s common membership Units determined as of the applicable Valuation Date.

o.	ERISA means the Employee Retirement income Security Act of 1974, as amended.

p.	Exercise Period means the period of time during which the Participant may choose to exercise Unit Appreciation Rights.

q.	Exercise Price means the per Unit amount related to a Unit Appreciation Right, as set forth in the Participant’s Award Agreement.

r.	Fiscal Year means the twelve consecutive month period ending each September 30.

s.	Grant Date means the earliest date on which all necessary corporate action to grant a Unit Appreciation Right has been completed, and that date shall be set forth in the Award Agreement.

t.	Hereunder means under the terms of this Plan and all Award Agreements, even if not initially capitalized.

u.	In-Service Payment Date means the date if any, established by the Committee in an Award Agreement, or elected by a Participant in accordance with Section 8 of the Plan.

v.
Participant means an employee of the Company who receives an Award pursuant to the Plan.  An individual shall be considered to continue as a Participant in this Plan until the cancellation of all Equity Participant Units credited to the Participant’s Account (if any), and the termination, exercise, or expiration of each Unit Appreciation Right credited to the Participant’s Account (if any).

w.
Payout Date means the date of a Change in Control and (i) in the case of an Equity Participation Unit, the calendar year immediately following the applicable Valuation Date or (ii) in the case of a Unit Appreciation Right, the calendar year during which the exercise occurs.  A payment made on any day during a permitted payment period shall be considered paid on the Payout Date.

x.	Plan means the Southwest Iowa Renewable Energy Equity Incentive Plan as set forth herein, as amended or restated from time to time.

y.	Plan Year means the twelve consecutive month period ending each September 30.

z.
Related Company means:  (i) any Company that is a member of a controlled group of Companies (as defined in Section 414(b) of the Code) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company.  For purposes of applying Code sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.

aa.	Retirement means a Separation from Service that occurs on or after the Participant’s attainment of age 65.

bb.
Separation from Service:  any reference in this Plan or an Award Agreement to termination employment, severance, separation from service or any similar term shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).  Generally, this means that the Participant’s service for the Company and all Related Companies has decreased to twenty percent (20%) or less of the Participant’s average level of service over the preceding 36 months.

cc.	Unit means a membership Unit as determined under the terms of the Company’s operating agreement.

dd.
Value:  as of each Valuation Date other than the date of a Change in Control (except that this sentence shall apply in the event of a Change in Control that results from a sale of the Company’s assets or a liquidation of the Company), the Value of each phantom Unit related to an outstanding Equity Participation Unit or Unit Appreciation Right shall equal the Company’s book value per outstanding Unit pursuant to generally accepted accounting principles as of such Valuation Date.

ee.	Unit Appreciation Right means a Unit appreciation right awarded pursuant to this Plan.

ff.	Valuation Date means each September 30th, the closing date of a Change in Control, and any other date designated by the Committee in its sole discretion.

gg.	Value means the value of an Account determined in accordance with Sections 4 and 5.

3.	ADMINISTRATION

a.
The Plan shall be administered by the Committee, or in the absence of the Committee, the Board.  The Committee shall have authority to recommend to the Board determinations regarding eligibility for Awards and the terms of Awards pursuant to the Plan, and the Board shall approve all Award grants and the terms thereof.  The Committee shall have authority to interpret the Plan, adopt and revise any rules relating to the Plan, and make any other determination which it believes necessary or advisable for the administration of the Plan.  Determinations by the Committee and Board shall be final and binding on all parties with respect to all matters relating to the Plan.  No member of the Committee or Board shall be liable for any act done or determination made with respect to the Plan in good faith.  The Board may establish the grant of an Award, but memorialize the grant through an Award Agreement executed at a later date.

b.
None of the Company, the Board or the Committee, nor any officer of the Company shall be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Employer and used by the Committee in determining the benefit.  Neither the Board nor the Committee shall be obligated or required to correct any payment made with respect to such Participant which, on discovery of the misstatement or misrepresentation, is found to be incorrect as a result of such misstatement.  However, the amount due to any Participant which is overstated by reason of any such misstatement, misrepresentation, or any other reason shall be reduced to the amount appropriate in view of the truth and any prior overpayment may be recovered by the Sponsor.

4.	GRANTS OF EQUITY PARTICIPATION UNITS

Equity Participation Units shall be awarded only pursuant to a properly completed and executed Award Agreement.  Equity Participation Units shall be granted on a Fiscal Year basis at such times and in such amounts as determined by the Board, and shall be subject to the terms and conditions of this Plan and each Participant’s Award Agreement.  The Award Agreement shall set forth the number of Equity Participation Units granted, the book value of the Company’s common membership Units as of the grant date for purposes of valuing each Unit, the Fiscal Year for which the Unit is granted, and any specific In-Service Payment Date.

5.	GRANTS OF UNIT APPRECIATION RIGHTS

A Unit Appreciation Right shall be awarded only pursuant to a properly completed and executed Award Agreement.  The Exercise Price set forth in an Award Agreement shall not be less than the Value as of the Grant Date.  The Value as of the Valuation Date coinciding with or next preceding the Grant Date shall be deemed to be the value as of the Grant Date.

6.	ACCOUNTING, ADJUSTMENTS, AND DIVIDEND EQUIVALENT RIGHTS

a.
Accounting.  Equity Participation Units and Unit Appreciation Rights granted to a Participant shall be credited to an Account established and maintained for such Participant.  The Account of a Participant shall be the record of Equity Participation Units and Unit Appreciation Rights granted to him under the Plan, and is solely for accounting purposes and shall not require a segregation of any assets of the Company.  Each Participant’s Account will be adjusted as of each Valuation Date for credits thereto, and distributions and forfeitures therefrom.  The Committee shall determine the Value for purposes of valuing Equity Participation Units and Unit Appreciation Rights in its sole discretion.  Changes in book value shall be credited to an Account only as of a Valuation Date.  Payments to Participants with respect to Equity Participation Units and Unit Appreciation Rights shall be based on the Value as of the Valuation Date coinciding with or next preceding the Payout Date.  To the extent the Payout Date succeeds the applicable Valuation Date; no additional value will be credited due to such delay.

b.
Dilution and Other Adjustments.  In the event of any change in the equity of the Company by reason of an issuance of additional Units, recapitalization, reclassification, reorganization, combination of Units, Unit split, reverse Unit split, Unit dividend or similar transaction, the Committee may proportionately adjust, in an equitable manner, the number of Units held by Participants under the Plan and/or the Exercise Price of any Unit Appreciation Right and/or the deemed book value of any Equity Participation Units; provided that if an adjustment is made due to a stock split, reverse stock split, or stock dividend, the Units may be adjusted proportionately to reflect only such stock split or stock dividend in accordance with the terms of Treasury Regulation §1.409A-1(b)(5)(E) and that if an adjustment is made to a Unit Appreciation Right due to a corporate transaction that is not a stock split or stock dividend, the requirements of Treasury Regulation §1.424-1 must be met, as if the Unit Appreciation Right were a statutory option in accordance with the terms of Treasury Regulation §1.409A-1(b)(5)(D).

c.
Dividends or Distributions.  With respect to any cash dividends or distributions paid by the Company on the Units, the following adjustments shall be made, except to the extent provided otherwise in an Award Agreement.

i.
With respect to Equity Participation Units and Unit Appreciation Rights credited to each Participant’s Account to the extent not yet vested, the Account shall be adjusted as follows:  the amount of such dividend or distribution per Unit shall be multiplied by the number of phantom Units related to the unvested Equity Participation Units and Unit Appreciation Rights credited to such Account (the product shall be the "Dividend Equivalent").  The Dividend Equivalent shall be credited to the Account of the Participant, and shall not be credited with any interest or earnings at any time.  The Dividend Equivalent shall vest or be forfeited in accordance with the same schedule pursuant to which the Award that gave rise to the Dividend Equivalent vests or is forfeited.  The Dividend Equivalent shall be paid in a lump sum of cash to the Participant on or before the later of (i) 2 1/2 months after the calendar year in which the Dividend Equivalent vests or (ii) 2 1/2 months after the Fiscal year during which the Dividend Equivalent vests.

ii.
With respect to Equity Participation Units and Unit Appreciation Rights credited to each Participant’s Account to the extent vested, the Company shall pay to such Participant, in cash, an amount equal to such cash dividend or distribution per Unit multiplied by the number of phantom Units related to the vested Equity Participation Units and Unit Appreciation Rights credited to such Participant’s Account as of the dividend or distribution record date on or before the later of (i) 2 1/2 months after the calendar year in which the dividend or distribution record date occurs or (ii) 2 1/2 months after the Fiscal year during which the dividend or distribution record date occurs.

7.	VESTING OF AWARDS

Except as otherwise provided in the Award Agreement for a particular Participant:

a.	Equity Participation Units:

i.
A Participant shall be zero percent vested in each Equity Participation Unit until the fifth anniversary of the first day of the Fiscal Year for which such Equity Participation Unit is granted, at which time the Participant will be 100% vested in such Equity Participation Unit.

ii.	A separate vesting schedule shall apply to each Equity Participation Unit granted.

b.	Unit Appreciation Rights

i.
A Participant shall be zero percent vested in each Unit Appreciation Right until the fifth anniversary of the Grant Date of such Unit Appreciation Right, at which time the Participant will be 100% vested in such Unit Appreciation Right.

ii.	A separate vesting schedule shall apply to each Unit Appreciation Right granted.

c.
The vested percentage of an Account for purposes of a Payout Date shall be determined as of the Payout Date in the case of Equity Participation Units and as of the exercise date in the case of Unit Appreciation Rights.

d.
Notwithstanding the foregoing, a Participant shall be fully vested in all Awards credited to him or her upon the occurrence of any of the following:  (1) Participant’s death prior to his Separation from Service; (2) Participant’s Disability prior to his Separation from Service; (3) Participant’s Retirement or (4) upon the occurrence of a Change in Control.

8.	PAYMENT OF EQUITY PARTICIPATION UNITS

Except as otherwise provided in the Award Agreement for a particular Participant:

a.
Payment Events:  A payout shall occur with regard to a Participant beginning on any In-Service Payment Date permitted by the applicable Award Agreement, or if earlier, the earlier of the following (the “Payment Events”):

i.	a Participant’s Separation from Service; or

ii.	a Change in Control.

b.	Payment Due to In-Service Payment Date:

i.
Cancellation of Units:  as of the Valuation Date coinciding with or next following an In-Service Payment Date, all Equity Participation Units credited to Participant’s Account which are payable on the Payout Date next following such In-Service Payment Date shall be cancelled, and the Participant’s Account will be credited with an amount equal to the Participant’s vested percentage of the Value as of such Valuation Date of the Equity Participation Units that are cancelled.

ii.	Dates of Payment: Payment of the dollar amount credited to the Account pursuant to Section 8(b)(i) shall be made to the Participant on the Payout

Date next following the Valuation Date that applies for purposes of the payment.

iii.
Delay of In-Service Payment Date:  If permitted by the applicable Award Agreement, a Participant may elect to delay an In-Service Payment Date by submitting a written received by the Company not less than twelve (12) months before the date payment would have otherwise been commenced without regard to this election; (2) the election shall not take effect until at least twelve (12) months after the date on which the election is received by the Company; and (3) payment pursuant to the election shall not be commenced sooner than five (5) years from the date payment would have otherwise been made or commenced without regard to this election.

c.	Payment Due to Separation from Service:

i.
Cancellation of Units:  as of the Valuation Date coinciding with or next following a Participant’s Separation from Service all Equity Participation Units credited to Participant’s Account shall be cancelled, and the Participant’s Account will be credited with an amount equal to the Participant’s vested percentage of the Value of the Equity Participation Units that are cancelled.

ii.
Amount and Dates of Payment:  Payments of the amount credited to the Participant’s Account shall be made in substantially equal installments to the Participant on the Payout Date next following the Valuation Date that applies for purposes of the payment and on each of the next four Payout Dates.

d.	Payment Upon a Change in Control:

i.
Cancellation of Units:  Upon the occurrence of a Change in Control, all Equity Participation Units credited to each Participant’s Account as of the date of the Change in Control shall be cancelled, and the Value of each cancelled Equity Participation Unit shall be added to the Participant’s Account.

ii.
Date of Payment:  In accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv) Payment resulting from a Change in Control described in Section 2(g)(i) or (iii) shall be made to the Participant on the same schedule and under the same terms and conditions that apply to payments to the Company’s unitholders generally with respect to the Company’s membership Units pursuant to the Change in Control; provided, however, that any payments not previously paid shall be paid on the fifth anniversary of such Change in Control.  Payment resulting from a Change in Control described in Section 2(g)(ii) shall be made within 60 days following such Change.in Control

iii.	Amount of Payment: Payment shall be made to the Participant in an amount equal to the dollar amount credited to the Participant’s Account.

9.           PAYMENT OF UNIT APPRECIATION RIGHTS

Except as otherwise provided in the Award Agreement for a particular Participant:

a.
Calculation of Payment Amount:  A Participant’s Account shall be credited an amount equal to the product determined by multiplying (i) the difference between (x) the Value as of the Valuation Date that occurs during the calendar year exercise occurs and that coincides with or most closely precedes the date payment is made, and (y) the Exercise Price, times (ii) the number of vested phantom Units with respect to which the Unit Appreciation Right is exercised.  A negative result shall be deemed to be zero (0).

b.
Exercise Period:  Any portion of a Participant’s Unit Appreciation Right shall become exercisable upon such portion becoming vested, and any vested or non-vested portion shall expire and be forfeited no later than the earliest of the following:

i.	The close of business on the date which is the 10 year anniversary of the Grant Date;

ii.	The effective time of a Change in Control;

iii.
The close of business on the date which is 90 days after the Participant’s Separation from Service for a reason other than death or Retirement (provided that such 90 day period shall be tolled during any period during which the Participant may not exercise the Unit Appreciation Right);

iv.	The close of business on the date which is one year after the Participant’s death or Retirement.

However, a Unit Appreciation Right may not be exercised during the period following the last Valuation Date during each calendar year and the December 31 of that year, except in the event of a Change in Control or death.

c.	Date of Payment: Participants shall be paid, following exercise of a Unit Appreciation Right, in the form of a single lump sum cash payment on the applicable Payout Date.

10.	PAYMENT OF AWARDS GENERALLY

Except as otherwise provided in the Award Agreement for a particular Participant:

a.
Death Benefits:  In the event of a Participant’s death, payment of any amount due under the Plan shall be made to the Participant’s designated beneficiary as set forth in a beneficiary form prescribed for use under the Plan.  In the absence of such beneficiary designation, payment shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law.

i.
Notwithstanding any other provision of the Plan or any election or designation made under this Plan, any potential beneficiary who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant.  A final judgment of conviction of felonious and intentional killing is conclusive for this purpose.  In the absence of a conviction of felonious and intentional killing, the Committee shall determine whether the killing was felonious and intentional for this purpose;

ii.
A beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements.  To be eligible to disclaim, a beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death.  Any disclaimer must be in writing and must be executed personally by the beneficiary before a notary public.  A disclaimer shall state that the beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify the portion thereof that is disclaimed.  To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the Participant’s death but not later than 180 days after the date of the Participant’s death.  A disclaimer shall be irrevocable when delivered to the Committee.  A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee.  The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer.  Upon the filing of a valid disclaimer, the beneficiary shall be considered not to have survived the Participant as to the interest disclaimed.  A disclaimer by a beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan.  No other form of attempted disclaimer shall be recognized by the Committee.

b.	Medium of Payment: Unless an Award Agreement provides otherwise, any amounts payable by the Company to the Participant under this Plan shall be payable in cash.

c.
Facility of Payment:  In case of the legal disability (i.e., incompetency) of a Participant or beneficiary entitled to receive any distribution under this Plan, and if the Committee shall be advised of the existence of such condition, payment shall be made by the Company:  (i) to the duly appointed guardian, conservator or other legal representative of such Participant or beneficiary, or (ii) to a person or institution entrusted with the care or maintenance of the incompetent Participant or beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such Participant or beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or beneficiary.  Any payment made in accordance with the foregoing provisions of this Section 8(g) shall constitute a complete discharge of any liability or obligation of the Company and Committee therefor.

d.
Erroneous Payment: If any amount has been paid that was purported to be pursuant to this Plan, and such amount exceeded the amount properly due pursuant to this Plan, the recipient shall pay the excess plus fair market value interest (determined by the Committee in its sole and absolute discretion) to the Company within ten days following written demand therefor by the Committee.

e.	Payment After the Valuation Date: To the extent the date payment is made succeeds the applicable Valuation Date, no additional value or interest will be credited due to such delay.

11.	DISCONTINUATION, FORFEITURE, AND REIMBURSEMENT OF PAYMENTS

a.
Notwithstanding any other provision of the Plan, a Participant’s rights to any payments hereunder will be discontinued and forfeited, the Company will have no further obligation hereunder to such Participant, and the Participant must reimburse the Company, without interest, for any amounts previously paid by the Company to the Participant hereunder, upon the occurrence of any of the following circumstances:

i.	The Participant incurs a Separation from Service under circumstances constituting Cause;

ii.	The Participant fails to return to Company all Company property in the Participant’s control within 30 days of Participant’s Separation from Service.

iii.
The Participant fails to cooperate in the efficient and orderly transfer of his duties and responsibilities to other employees of the Company prior to and immediately following the Participant’s Separation from Service.

iv.	The Participant engages in Competition with the Company during his employment, or within twelve (12) months following his Separation from Service;

v.	The Participant engages directly or indirectly in any of the following during his employment, or within twelve (12) months following his Separation from Service:

1.
Solicits or attempts to solicit or induces, directly or indirectly, any party who is a customer or client of the Company, or who was a customer or client of the Company at any time during the twelve (12) month period immediately prior to the date of the Participant’s Separation from Service, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company;

2.	Interferes with or attempts to interfere with any business relationships (whether formed before or during the Participant’s employment with the Company) of the Company with the Company’s suppliers; or

3.
Hires or solicits or attempts to hire or solicit or induces, directly or indirectly, any employee of the Company or any person who was an employee of the Company during the twelve (12) month period immediately prior to the date the Participant incurs a Separation from Service, to terminate such employee’s employment relationship with the Company in order to enter into a similar relationship with the Participant, or any other person or entity;

vi.	The Participant, during the term of his employment and continuing at all times thereafter:

1.	Uses any Confidential Information for any purpose other than the performance of Participant’s duties on behalf of the Company;

2.	Discloses to any third party any Confidential Information or any term, provision, or description thereof;

3.
Permits any third party, other than an authorized representative of the Company or its specified consultants, to see any copies of such Confidential Information without the prior written consent of an authorized representative of the Company;

4.	Removes copies of any Confidential Information from the premises of the Company without the express written consent of the Board of Directors; or

5.	Fails to return all copies of any and all documentation which does or may constitute Confidential Information to the Company.

vii.
Participant acknowledges the restrictions contained in Sections 10(iv) – 10(vi) are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of the Company.  Participant agrees any breach of Sections 10(iv) – 10(vi) will cause Company substantial and irrevocable damage.

viii.
The Agreements contained in Sections 10(iv) – 10(vi) and all disputes relating to Participant’s employment with Company shall be subject to, governed by, and construed in accordance with the laws of the State of Iowa, irrespective of any choice of law and/or of the fact that one or both of the parties now is or may become a resident of a different state.  Employee hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Iowa.

b.
Notwithstanding any other provision of the Plan, if the Company is required to restate any of its financial statements with retroactive effect, other than restatements due solely to factors external to the Company such as a change in accounting principles or a change in applicable laws or regulations, then the Committee may recover or require reimbursement of any or all payments or benefits made to the Participant hereunder to the extent the Committee determines that the restatement impacts the value of an Award or the exercise price at which a Unit Appreciation Right should have been granted.  In exercising its discretion to recover or require reimbursement of any amounts as a result of any restatement the Committee will give reasonable and due consideration to, among other relevant factors, the level of the Participant’s responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.

c.
Notwithstanding any other provision of the Plan, the Committee may, in its discretion, determine that any Award shall be terminated in the event of a Change in Control if not exercised within the time period specified by the Committee that may end on, before, or after the Change in Control.

d.
Notwithstanding any other provision of the Plan, in the event that at the time of payment with respect to an Equity Participation Unit the payment would (i) violate a loan covenant between the Company and a creditor, or (ii) jeopardize the Company’s ability to continue as a going concern, payment shall be delayed until the Company’s first taxable year in which the making of the payment would not have such effect.

12.	NONTRANSFERABILITY

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.  The power to designate beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage, or encumber such Participant’s Account or any part thereof and any attempt of a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Administrator.

13.	LIMITATION OF RIGHTS

Nothing in this Plan shall be construed to

a.	Give any employee of the Company any right to be awarded any Equity Participation Unit;

b.	Limit in any way the right of the Company to cause a Participant to incur a Separation from Service at any time;

c.
Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

14.	AWARD AGREEMENT

As a condition to receiving an Award, each Participant shall, by the deadline set by the Committee, enter into an Award Agreement containing such terms and conditions as the Committee shall determine.  The Participant and Committee may agree to amend the Award Agreement at any time.

15.	WITHHOLDING

The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such awards or payments with respect thereto.

16.	NO UNITHOLDER RIGHTS

Awards are not Units and do not provide any rights whatsoever with respect to the capital of the Company, or any other type of ownership interest in the Company.  No Participant shall be entitled, with respect to Awards to any rights as a Unitholder of the Company, including but not limited to, voting rights, or distribution with respect to the common equity interests of the Company.

17.	MISCELLANEOUS PROVISIONS

(a)
The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder.  No Participant or other person shall have any interest in any particular assets by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

(b)	Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

(c)
Notwithstanding anything apparently to the contrary contained in the Plan, the Plan shall be construed and administered to prevent the duplication of benefits provided under this Plan and any other qualified or nonqualified plan maintained in whole or in part by the Company.

18.	AMENDMENT OF THE PLAN

The Committee may amend the Plan from time to time, either retroactively or prospectively; provided that no amendment to the Plan may alter, impair or reduce the Equity Participation Units granted under the Plan prior to the effective date of such amendment without the written consent of any affected Participant or violate Code Section 409A.

Notwithstanding anything herein to the contrary, the Committee may, at any time, amend the Plan to allow any acceleration or delay of payment permitted by Code Section 409A and may apply such acceleration or delay to any Participant’s Account without the consent of the affected Participant.

19.	EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date of this Plan shall be upon Board approval.  The Committee may terminate the Plan at any time; provided that in no event shall such termination alter, impair or reduce the Equity Participation Units granted under the Plan prior to the effective date of such termination without the written consent of any affected Participant or violate Code Section 409A.

20.	NOTICE

Any notice required to be given under the terms of the Plan or this Agreement shall be addressed to the Company at 10868 189th Street, Council Bluffs IA 51503  Fax: (712) 366-0394, in care of the Committee, and any notice to be given to the Participant shall be addressed to him or her at the address given beneath the Participant’s signature on the most recent Award Agreement.  Either party hereto may from time to time change the address to which notices are to be sent to such party by giving written notice of such change to the other party.  Any notice hereunder shall be deemed to have been duly given if and when addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

21.	409A COMPLIANCE

Notwithstanding any provision in this Plan to the contrary, the Plan and each Award Agreement shall be interpreted, construed, administered and conformed in accordance with 409A.  For purposes of determining whether any payment made pursuant to the Plan results in a “deferral of compensation” within the meaning of 409A, the exemptions available under 409A shall be maximized, and each payment to be made under the Plan shall be treated as a separate payment for purposes of 409A.  If the Participant is a specified employee (as defined in Treasury Regulation § 1.409A-1(i)) upon separation from service (as defined in Treasury Regulation § 1.409A-1(h)), then payment of any amount that is deferred compensation and is subject to 409A shall be delayed for a period that ends on the earlier of death of the specified employee or the day following six months after the date of separation from service, and any delayed amount shall be paid in a lump sum on the first payroll payment date following expiration of such period (but no later than 90 days after such period).  It is intended by the Company and each Participant that all benefits payable or provided to the Participant pursuant to this Plan and an applicable Award Agreement shall either be exempt from or fully comply with the provisions of 409A so as not to subject any Participant to the additional tax, interest, or penalties which may be imposed under 409A.  The Company and each Participant acknowledge that 409A is ambiguous in certain respects.  The Company agrees that it will attempt in good faith not to take any action, or refrain from taking any action, that would result in the imposition of tax, interest, and/or penalties upon any Participant under 409A.  To the extent the Company has acted or refrained from acting in good faith as required by this Section 20, it will not be responsible for any consequences of failure to comply with 409A or for any taxes, interest or penalties imposed due to 409A, and no one shall be entitled to any damages related to any such failure, even if the Plan or an applicable Award Agreement is interpreted to require certain actions to be taken in conformance with 409A.

22.	GOVERNING LAW

a.
The Equity Participation Unit portion of this Plan is adopted with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in Section 201(2), Section 301(3) and Section 401(a)(1) of ERISA.  Each provision related to Equity Participation Units shall be interpreted and administered accordingly.  The Unit Appreciation Right portion of this Plan is adopted with the understanding that it is not an “employee benefit plan” pursuant to ERISA.  Each provision related to Unit Appreciation Rights shall be interpreted and administered accordingly.

b.	The rules of Code Section 401(a) et. seq. shall not apply to this Plan.

c.	The rules of Code Section 3121(v) and Code Section 3306(r)(2) shall apply to the Equity Participation Unit portion of this Plan.

d.	Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

e.	Except to the extent that federal law is controlling, this instrument shall be construed and enforced in accordance with the laws of the State of Iowa.

23.	EFFECT OF OTHER PLANS

This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.

24.	CLAIMS PROCEDURE

The claims procedure set forth in this Section 23 shall be the exclusive administrative procedure for the disposition of all claims for benefits arising hereunder.

a.
Any person may, if he or she so desires, file with the Committee a written claim for benefits under this Plan.  The Committee shall designate one or more of its members or any other person to serve as its “Claim Official”.  Within 90 days after the filing of such a claim (or 45 days in the case of a disability claim), the Claim Official shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish to the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 180 days from the date the claim was filed or 75 days in the case of a disability claim) to reach a decision on the claim. If the claim is denied in whole or in part, the Claim Official shall state in writing:

i.	the specific reasons for the denial;

ii.	the specific references to the pertinent provisions of the Plan on which the denial is based;

iii.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv.	an explanation of the claims review procedure set forth in this Section 23.

b.
Within 60 days after receipt of notice that the claim has been denied in whole or in part (or within 180 days in the case of a disability claim), the claimant may file with the members of the Committee who did not serve as a Claim Official a written request for a review and may, in conjunction therewith, submit written issues and comments.  The Committee shall designate one or more of its members or any other person to serve as its “Appeal Official” who shall not include any Claim Official who heard the initial claim.  If the claimant or his duly authorized representative fails to file such appeal within such 60 or 180 day time frame, the claimant shall be deemed to have waived any right to appeal the denial of the claim.  Within 60 days after the filing of such a request for review (or within 45 days in the case of a disability claim), the Appeal Official, shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 120 days from the date the request for review was filed or 90 days in the case of a disability claim) to reach a decision on the request for review.

c.
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure.  The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.  All decisions on original claims shall be made by the Claim Official and all decisions on requests for a review of denied claims shall be made by the Appeal Official.  The Claim and Appeal Officials may, at their discretion, hold one or more hearings on a claim or request for a review of a denied claim.  A claimant may be represented by a lawyer or other representative (at the claimant’s own expense), but the Claim and Appeal Officials reserve the right to require the claimant to furnish written authorization.  A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.  The decision of the Claim Official on a claim and a decision of the Appeal Official on a request for a review of a denied claim shall be served on the claimant in writing.  If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.  Prior to filing a claim or a request for a review of a denied claim, the claimant or his representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents in the possession of the Claim and Appeal Officials.

d.
No claim shall be considered under these administrative procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based.  Every untimely claim shall be denied by the Committee without regard to the merits of the claim.  No legal action (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum after exhausting all remedies set froth in this Section 23 and before 90 days after the claimant has exhausted these administrative procedures.  Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying this Section.

e.
The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under this Plan.  As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and (ii) in any such legal action all explicit and implicit determinations by the Claims and Appeal Officials (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

Approved by the Board of Directors, June 30, 2010